Exhibit 10.27

AGREEMENT FOR A MEMBER OF THE BOARD OF BUSINESS ADVISORS

THIS AGREEMENT FOR A MEMBER OF THE BOARD OF BUSINESS ADVISORS (“Agreement”) is made and entered into as of this              day of July, 2007, (the “Effective Date”), by and between Sun Energy Solar, Inc., a Delaware corporation, (“Company”) and Kenneth I. Juster, an individual (“Advisor”).

Recital

As part of its ongoing business, the Company desires to retain highly qualified individuals to advise the Company with respect to certain aspects of the Company’s business. In furtherance thereof, the Company desires to retain Advisor as a consultant and member of the Company’s Advisory Board, and the Company and Advisor desire to enter into this Agreement.

1.	Term.

(a)    This Agreement shall commence upon the Effective Date and shall continue thereafter for a period of three (3) years, unless earlier terminated in accordance with this Agreement.

(b)    Notwithstanding the foregoing and provided that Advisor has neither resigned nor been terminated in accordance with this Agreement, Company agrees to use its best efforts to retain the Advisor at least for a period of one (1) year following expiration of the Agreement.

2.	Position and Responsibilities.

(a)    Commencing on the Effective Date, the Company hereby retains Advisor, and Advisor hereby agrees to serve, as a member of the Company’s Advisory Board (the “Advisory Board”) and as a consultant to the Company. As consultant and member of the Advisory Board, Advisor agrees to devote his best efforts to provide the following services: (a) attending any meetings of the Advisory Board; (b) performing the duties of an Advisory Board member at such meetings as established from time to time by mutual agreement of the Parties, including, without limitation, meeting with Company employees, consultants and others, reviewing the Company’s goals and assisting in the planning for and execution of the Company’s goals and providing advice, support, techniques and improvements in the Company’s business activities; and (c) providing consulting services to the Company at the Company’s request, including a reasonable amount of informal consultation over the telephone or in person one day per month or otherwise as requested by the Company. The services to be provided by Advisor hereunder are referred to collectively herein as the “Services.”

(b)    Advisor represents that Advisor’s performance of all of the terms of this Agreement and the performance of the Services for the Company do not and will not breach or conflict with any agreement with a third party, including an agreement to keep in confidence any proprietary information of another entity acquired by Advisor in confidence or in trust prior to the date of this Agreement or during the term hereof.

3.	Compensation and Benefits.

(a)    Advisor’s Fee (the “Advisor’s Fee”). In consideration of the services to be rendered under this Agreement, Company shall provide to Advisor upon the Effective Date a non-employee Advisor’s Fee of (1) one million (1,000,000) shares of Sun Energy Solar, Inc. restricted common stock that shall vest immediately upon issuance, and (2) a nonstatutory option to acquire two million (2,000,000) shares of Sun Energy Solar, Inc. common stock, vesting one-half (1/2) on the first anniversary of the Effective Date and one-half (1/2) on the second anniversary of the Effective Date, in each case provided that Advisor remains an advisor to the Company on the applicable vesting date. Each such option shall have an exercise price equal to the fair market value of the common stock on the date of the grant.

(b)    Benefits. Advisor shall not be eligible to participate in any benefits made generally available by Company, including, but not limited to, vacation leave and pay, sick leave and pay, retirement plan and related benefits, social security, workers compensation insurance, disability insurance, employment insurance benefits, and other benefits of any kind provided by the Company to its employees.

(c)    Expenses. The Company shall reimburse Advisor for his reasonable, out-of-pocket, pre-approved expenses as incurred by Advisor in connection with its performance under this Agreement. Advisor shall not incur any expenses without prior consent of the Company. Advisor agrees to provide the Company with access to such receipts, ledgers and other records as may be reasonably appropriate for the Company to verify the amount and nature of such expenses.

(d)    Taxes. Advisor shall be responsible to pay any and all applicable taxes that result from this Consulting Agreement including, but not limited to, federal and state income taxes. Advisor shall have sole responsibilities for the withholding of any and all applicable federal and state income taxes, unemployment insurance tax, social security tax, and other withholding with respect to payments made by Advisor under this Agreement.

(e)    Indemnification. Company will indemnify and defend Advisor against liability incurred in the performance of the Services, as set forth in the attachment in Exhibit A.

4.	Independent Contractor.

The Parties understand and agree that Advisor is an independent contractor and not an employee of the Company. Advisor has no authority to obligate or bind the Company by contract or otherwise. Advisor will not be eligible for any employee benefits, nor will Company make deductions from Advisor’s fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on Advisor due to activities performed hereunder will be the sole responsibility of Advisor.

5.	Termination.

(a)    Right to Terminate. At any time, Advisor may be terminated and this Agreement shall automatically terminate upon the effective date of such termination.

Advisor may resign at any time during the term of this Agreement, and this Agreement shall automatically terminate upon the effective date of such resignation. Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of Company, neither Advisor nor Company shall be required to provide any advance notice or any reason or cause for termination of Advisor’s status.

(b)    Effect of Termination as Advisor. Upon termination of this Agreement, Company shall pay to Advisor all compensation and benefits to which Advisor is entitled up through the date of termination. Thereafter, all of Company’s obligations under this Agreement shall cease, except as provided in Sections 3(a), 3(c), 3(e) and 6.

6.	Termination Obligations.

(a)    Advisor agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, contracts, and computer-generated materials provided to or prepared by Advisor incident to his services belong to Company and shall be promptly returned at the request of Company within a reasonable period following termination of this Agreement.

(b)    Upon termination of this Agreement, Advisor shall be deemed to have resigned from all offices then held with Company by virtue of his position. Advisor agrees that following any termination of this Agreement, he shall cooperate with Company in the winding up or transferring to other advisors of any pending work and shall also cooperate with Company (to the extent allowed by law, and at Company’s expense) in the defense of any action brought by any third party against Company that relates to the Services.

(c)    The Company and Advisor agree that their obligations under this Section, as well as Sections 3(b), 3(c), 3(d), 3(e), 5(b), 7 and 8, shall survive the termination of this Agreement.

7.	Nondisclosure Obligations.

(a)    Receipt of Proprietary Information. Advisor recognizes and acknowledges that, in the course of the engagement of Advisor by the Company, and as a result of the confidential relationship with the Company established thereby, Advisor shall be receiving proprietary information of the Company and other confidential information, including without limitation, technology and information relating to the Company’s business or its patents, inventions, software, know-how and other property rights (“Proprietary Information”), and developing additional know-how and proprietary information owned by the Company which will become Proprietary Information, and that such Proprietary Information are highly valuable assets of the Company; provided, that technology and information shall not be considered Proprietary Information of the Company which are (1) known to Advisor prior to execution of this Agreement or the Non-Disclosure Agreement, defined herein, (2) divulged by the Company to another without confidentiality restrictions; (3) disclosed to Advisor by a third party or otherwise who is not in breach of any confidentiality obligation to the Company; (4) publicly used, known or available, not due to any unauthorized act by Advisor; or (5) disclosed by operation of law or in response to a subpoena or order by a court of proper jurisdiction.

(b)    Nondisclosure. Advisor shall retain in strict confidence and shall not use for any purpose whatsoever or divulge, disseminate or disclose to any third party (other than in the furtherance of the business purposes of the Company and at the express, written request of the Company) any Proprietary Information, all of which are deemed confidential and proprietary.

(c)    Ownership. Any methods, developments, know-how, inventions and/or improvements whether or not patentable or subject to intellectual property protection including, but not limited to, the Proprietary Information, and all related materials that are (1) developed by Advisor in connection with the performance of the Services after the Effective Date; or (2) paid for or provided by the Company in connection with the performance of the Services before or after the Effective Date, (collectively “Developed Property”) shall be and remain the property of the Company.

(d)    Works Made for Hire. In no way limiting the foregoing, all Developed Property conceived or made by Advisor in connection with the Services are “supplementary works” and “works made for hire” (as those terms are defined in the United States Patent Trademark and Copyright Laws, 17 U.S.C. § 101) and owned by the Company; and Advisor hereby assigns to the Company all Developed Property which Advisor may conceive of or make in connection with the performance of the Services.

(e)    Disclosure; Assignment. Advisor shall immediately disclose to Company all Developed Property. Advisor shall promptly shall execute and deliver to the Company any instruments deemed necessary by the Company to effect disclosure and assignment by Advisor to the Company of any Developed Property. Upon the request of the Company and at the Company’s expense, Advisor shall execute patent and copyright applications and any other instruments deemed necessary by the Company for the prosecution of such patent applications or the acquisition of letters patent or registration of copyrights in the United States and/or foreign countries which may be based in whole or in part on Developed Property. Notwithstanding the fact that Company may request additional written assignments or applications, this assignment shall be deemed sufficient to convey all of Advisor’s right, title and interest in any Developed Property.

(f)    Prior Non-Disclosure Agreement. The parties acknowledge entering into a separate non-disclosure agreement relating to the Company’s confidential information, attached as Exhibit B (“Non-Disclosure Agreement”). The terms of the Non-Disclosure Agreement are incorporated herein by this reference. In the event of a conflict between the Non-Disclosure Agreement and this Agreement, the terms providing greater protection to the Company and its confidential information and Proprietary Information shall be determinative.

(g)    Injunctive Relief. If Advisor violates this Section 7 of this Agreement, the Company (in addition to any other and additional rights or remedies it may have at law, in equity or by statute) shall be entitled to immediate and permanent injunctive relief, it being agreed that the damages which the Company would sustain upon such violation are difficult or impossible to ascertain in advance. The posting of a bond shall not be required as a pre-condition to such injunctive relief.

8.	Dispute Resolution.

(a)    Jurisdiction and Venue. The parties agree that any suit, action, or proceeding between Advisor (and his successors, and assigns) and Company (and its affiliates, shareholders, advisors, officers, employees, members, agents, successors, attorneys, and assigns) relating to the Agreement shall be brought in either the United States District Court for the District of Florida or in an appropriate Florida state court and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

(b)    Attorneys’ Fees. In the event there is any dispute concerning this Agreement or the performance of any party hereto pursuant to the terms of this Agreement, and any party hereto retains counsel for the purpose of enforcing any of the provisions of this Agreement or asserting the terms of this Agreement in defense of any suit filed against said party, each party shall be solely responsible for its own costs and attorney’s fees incurred in connection with the dispute irrespective of whether or not a lawsuit is actually commenced or prosecuted to conclusion.

9.	Entire Agreement.

This Agreement, including Exhibit A on Indemnification and Exculpation and the Non-Disclosure Agreement, are intended to be the final, complete, and exclusive statement of the terms of Advisor’s relationship solely with respect to his position with Company. This Agreement and the Non-Disclosure Agreement entirely supersede and may not be contradicted by evidence of any prior or contemporaneous statements or agreements pertaining to Advisor’s relationship. Agreements related to Advisor’s ownership of the securities are not affected by this Agreement.

10.	Amendments; Waivers.

This Agreement may not be amended except by a writing signed by Advisor and by a duly authorized representative of the Company other than Advisor. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

11.	Assignment.

Advisor agrees that Advisor will not assign any rights or obligations under this Agreement, with the exception of Advisor’s ability to assign rights with respect to the securities. Nothing in this Agreement shall prevent the consolidation, merger or sale of Company or a sale of all or substantially all of its assets.

12.	Severability.

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

13.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than the State of Florida.

14.	Interpretation.

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

15.	Binding Agreement.

Each party represents and warrants to the other that the person(s) signing this Agreement below has authority to bind the party to this Agreement and that this Agreement will legally bind both Company and Advisor. This Agreement will be binding upon and benefit the parties and their heirs, administrators, executors, successors and permitted assigns. To the extent that the practices, policies, or procedures of Company, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Advisor’s duties or compensation will not affect the validity or scope of the remainder of this Agreement.

16.	Advisor Acknowledgment.

Advisor expressly acknowledges that Advisor has had the opportunity to consult legal counsel concerning this Agreement, that Advisor has read and understands the Agreement, that Advisor is fully aware of its legal effect, and that Advisor has entered into it freely based upon his own judgment and not on any representations or promises other than those contained in this Agreement.

17.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.	Effective Date of Agreement.

This Agreement is effective as of the date first written above.

Sun Energy Solar, Inc.,	Advisor:

By:	By:

Printed:	Printed:

Title:

EXHIBIT A

Indemnification and Exculpation

1.    Definitions.

(a)    Expenses. For purposes of this Agreement, the term “expenses” shall be broadly construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’, witness, or other professional fees and related disbursements, and other out-of-pocket costs of whatever nature), actually and reasonably incurred by Advisor in connection with the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement, applicable law or otherwise, and amounts paid in settlement by or on behalf of Advisor, but shall not include any judgments, fines or penalties actually levied against Advisor for such individual’s violations of law. The term “expenses” shall also include reasonable compensation for time spent by Advisor for which he is not compensated by the Company or any subsidiary or third party (i) for any period during which Advisor is not an agent, in the employment of, or providing services for compensation to, the Company or any subsidiary; and (ii) if the rate of compensation and estimated time involved is approved by the directors of the Company who are not parties to any action with respect to which expenses are incurred, for Advisor while an agent of, employed by, or providing services for compensation to, the Company or any subsidiary.

(b)    Proceeding. For purposes of this Agreement, the term “proceeding” shall be broadly construed and shall include, without limitation, any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, and whether formal or informal in any case, in which Advisor was, is or will be involved as a party or otherwise by reason of: (i) the fact that Advisor is or was an advisor to or agent of the Company; (ii) the fact that any action taken by Advisor or of any action on Advisor’s part while acting as an advisor to the Company; or (iii) the fact that Advisor is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and in any such case described above, whether or not serving in any such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses may be provided under this Agreement.

(c)    Subsidiary. For purposes of this Agreement, the term “subsidiary” means any corporation or limited liability company of which more than 50% of the outstanding voting securities or equity interests are owned, directly or indirectly, by the Company and one or more of its subsidiaries, and any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Advisor is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary.

2.    Indemnification.

(a)    Indemnification in Proceedings. The Company shall indemnify Advisor to the fullest extent permitted by applicable law, as the same may be amended from time to time

(but, only to the extent that such amendment permits Advisor to broader indemnification rights than applicable law permitted prior to adoption of such amendment), if Advisor is a party to or threatened to be made a party to or otherwise involved in any proceeding (including any proceeding by or in the right of the Company to procure a judgment in its favor), for any and all expenses, actually and reasonably incurred by Advisor in connection with the investigation, defense, settlement or appeal of such proceeding.

(b)    Exceptions. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Advisor on account of any proceeding with respect to (i) remuneration paid to Advisor if it is determined by final judgment or other final adjudication that such remuneration was in violation of law, or (ii) a final judgment or other final adjudication that Advisor’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct (but only to the extent of such specific determination). For purposes of the foregoing sentence, a final judgment or other adjudication may be reached in either the underlying proceeding or action in connection with which indemnification is sought or a separate proceeding or action to establish rights and liabilities under this Agreement.

3.    Indemnification of Expenses of Successful Party. Notwithstanding any other provision of this Agreement, to the extent that Advisor has been successful on the merits or otherwise in defense of any proceeding or in defense of any claim, issue or matter therein, including the dismissal of any action without prejudice, the Company shall indemnify Advisor against all expenses actually and reasonably incurred in connection with the investigation, defense or appeal of such proceeding.

4.    Advancement of Expenses. To the extent not prohibited by law, the Company shall advance the expenses incurred by Advisor in connection with any proceeding, and such advancement shall be made within twenty (20) days after the receipt by the Company of a statement or statements requesting such advances (which shall include invoices received by Advisor in connection with such expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditures made that would cause Advisor to waive any privilege accorded by applicable law shall not be included with the invoice) and upon request of the Company, an undertaking to repay the advancement of expenses if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Advisor is not entitled to be indemnified by the Company. Advances shall be unsecured, interest free and without regard to Advisor’s ability to repay the expenses. Advances shall include any and all expenses actually and reasonably incurred by Advisor pursuing an action to enforce Advisor’s right to indemnification under this Agreement or otherwise and this right of advancement, including expenses incurred preparing and forwarding statements to the Company to support the advances claimed. Advisor acknowledges that the execution and delivery of this Agreement shall constitute an undertaking providing that Advisor shall, to the fullest extent required by law, repay the advance if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Advisor is not entitled to be indemnified by the Company. The right to advances under this Section shall continue until final disposition of any proceeding, including any appeal therein.

5.    Notice and Other Indemnification Procedures.

(a)    Notification of Proceeding. Advisor will notify the Company in writing promptly upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any proceeding or matter which may be subject to indemnification or advancement of expenses covered hereunder. The failure of Advisor to so notify the Company shall not relieve the Company of any obligation which it may have to Advisor under this Agreement or otherwise.

(b)    Request for Indemnification and Indemnification Payments. Advisor shall notify the Company promptly in writing upon receiving notice of any demand, judgment or other requirement for payment that Advisor reasonably believes to be subject to indemnification under the terms of this Agreement, and shall request payment thereof by the Company. Indemnification payments requested by Advisor hereunder shall be made by the Company no later than sixty (60) days after receipt of the written request of Advisor.

(c)    Application for Enforcement. In the event the Company fails to make timely payments as set forth herein, Advisor shall have the right to apply to any court of competent jurisdiction for the purpose of enforcing Advisor’s right to indemnification or advancement of expenses pursuant to this Agreement. In such an enforcement hearing or proceeding, the burden of proof shall be on the Company to prove that indemnification or advancement of expenses to Advisor is not required under this Agreement or permitted by applicable law. Any determination by the Company (including its Board of Directors, shareholders or independent counsel) that Advisor is not entitled to indemnification hereunder, shall not be a defense by the Company to the action nor create any presumption that Advisor is not entitled to indemnification or advancement of expenses hereunder.

(d)    Indemnification of Certain Expenses. The Company shall indemnify Advisor against all expenses incurred in connection with any hearing or proceeding under this Section unless the Company prevails in such hearing or proceeding on the merits in all material respects.

6.    Assumption of Defense. In the event the Company shall be requested by Advisor to pay the expenses of any proceeding, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, or to participate to the extent permissible in such proceeding, with counsel reasonably acceptable to Advisor. Upon assumption of the defense by the Company and the retention of such counsel by the Company, the Company shall not be liable to Advisor under this Agreement for any fees of counsel subsequently incurred by Advisor with respect to the same proceeding, provided that Advisor shall have the right to employ separate counsel in such proceeding at Advisor’s sole cost and expense. Notwithstanding the foregoing, if Advisor’s counsel delivers a written notice to the Company stating that such counsel has reasonably concluded that there may be a conflict of interest between the Company and Advisor in the conduct of any such defense or the Company shall not, in fact, have employed counsel or otherwise actively pursued the defense of such proceeding within a reasonable time, then in any such event the fees and expenses of Advisor’s counsel to defend such proceeding shall be subject to the indemnification and advancement of expenses provisions of this Agreement.

7.    Insurance. To the extent that the Company maintains an insurance policy or policies providing liability insurance for advisors to the Company or of any subsidiary (“Applicable Insurance”), Advisor shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such advisor under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has Applicable Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Advisor, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

8.    Nonexclusivity and Survival of Rights. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which Advisor may at any time be entitled under any provision of applicable law, the Company’s Certificate of Incorporation, Bylaws or other agreements, in any court in which a proceeding is brought, and Advisor’s rights hereunder shall continue after Advisor has ceased acting as an advisor to or agent of the Company and shall inure to the benefit of the heirs, executors, administrators and assigns of Advisor. The obligations and duties of the Company to Advisor under this Agreement shall be binding on the Company and its successors and assigns until terminated in accordance with its terms. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Advisor under this Agreement in respect of any action taken or omitted by such Advisor in his or her corporate status prior to such amendment, alteration or repeal. To the extent that a change in applicable law, whether by statute or judicial decision, permits greater indemnification or advancement of expenses than would be afforded currently under the Company’s Certificate of Incorporation, Bylaws and this Agreement, it is the intent of the parties hereto that Advisor shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, by Advisor shall not prevent the concurrent assertion or employment of any other right or remedy by Advisor.

9.    Limitation of Liability. Any provision herein to the contrary notwithstanding, under no circumstances shall Advisor have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders, affiliates or creditors related to, arising out of or in connection with Advisor’s service as an advisor to or agent of the Company, except for liability attributable to conduct by Advisor that is determined by final judgment or other final adjudication to be in bad faith, knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct (and in any such case only to the extent of such specific determination).

EXHIBIT B

Non-Disclosure Agreement

NON-DISCLOSURE AGREEMENT

THIS NON-DISCLOSURE AGREEMENT (“Agreement”) is entered into this 27th day of March, 2007 by and between Sun Energy Solar, Inc., a Delaware company having an address at 6408 Parkland Drive, Suite 104, Sarasota, Florida 34243, United States of America (“Company”), and Ken Juster, an individual residing in the state of California, and having an address at 188 Minna Street, #324, San Francisco, CA 94105 (“Recipient”).

RECITALS

A.    Company and Recipient have initiated or intend to initiate discussions concerning the possibility of entering into a business relationship whereby Recipient shall provide certain advisory services on behalf of and for the benefit of Company (the “Limited Purpose”).

B.    To facilitate the disclosure of certain Confidential Information (as defined below) by Company to Recipient, the parties desire to enter into this Agreement.

AGREEMENT

Now therefore, in consideration of the foregoing recitals, which are hereby incorporated into this Agreement by reference, and the mutual covenants and agreements contained herein, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties agree as follows:

1.    Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

(a)    “Confidential Information” mean any information, whether written, oral, magnetic, photographic, optical, or other form, tangible or intangible, which has been, or after the date hereof will be, furnished or disclosed by Company, or its employees, consultants, representatives or agents, or which Recipient may have access to in connection with the Limited Purpose, which has been designated as being confidential, or which under the circumstances of disclosure reasonably ought to be treated as confidential, including but not limited to any information pertaining to or regarding the business, financial condition, pricing, sales, strategies, plans, customers, suppliers, properties and operations of Company (including such information visually available to Recipient at Company’s premises or Company presentations), and including without limitation all technical information of any nature whatsoever and all business plans, inventions, trade secrets, know-how, methodologies, concepts, techniques, discoveries, computer programs (including functionality and source code), processes, drawings, designs, research, plans or specifications relating thereto.

(b)    “Related Party” or “Related Parties” shall mean the directors, officers, employees, legal, tax and other professional advisors or consultants of Recipient, to the extent such entities or persons receive Confidential Information.

2.    Non-Disclosure and Restricted Use of Confidential Information.

(a)    Recipient shall keep in strictest confidence and trust all Confidential Information and, except upon the express prior written consent of Company, Recipient shall (i) not disclose any Confidential Information to any other entity or person, and (ii) use the Confidential Information solely as necessary to implement the Limited Purpose and not for Recipient’s own benefit or for the benefit of any other entity or person. Recipient shall take all reasonable safeguards to prevent the disclosure or misuse of the Confidential Information, including without limitation such measures as the Recipient takes to safeguard its own confidential information, and shall not photocopy, transcribe or otherwise reproduce or modify any of the Confidential Information except as necessary to implement the Limited Purpose or otherwise upon the express written consent of the Company.

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(b)    Recipient may disclose the Confidential Information to Related Parties on a “need to know” basis only. Recipient shall inform all Related Parties who have access to the Confidential Information that such Confidential Information is confidential and proprietary to Company and shall require each such Related Party to agree to restrictions and obligations at least as strict as those set forth herein prior to disclosure of any Confidential Information. Recipient shall diligently enforce any and all confidentiality agreements with Related Parties and shall be responsible and liable for any breach of the confidentiality obligations and restrictions on use set forth herein by any Related Party.

(c)    The obligations of Recipient stated in the preceding paragraphs of this Section 2 shall not apply to information that (i) is or becomes generally known or available to the public through no wrongful act of the Recipient; (ii) was in the Recipient’s possession at the time of disclosure or receipt, as evidenced and verified by prior tangible evidence, and was not acquired under an obligation of confidence; (iii) Recipient demonstrates was rightfully received by it from a third party after the time it was disclosed or obtained hereunder, provided that such third party was not under an obligation of confidence with the Company at the time of the third party’s disclosure to Recipient; (iv) is independently developed by Recipient without use of or reference to the Confidential Information and without breach of this Agreement, as evidenced and verified by prior tangible evidence; or (v) is required to be disclosed in a judicial or administrative proceeding, or as otherwise required to be disclosed by law, in any such case after all reasonable legal remedies for maintaining such information in confidence have been exhausted, including, but not limited to, giving Company as much, advance notice of the possibility of such disclosure as practical so Company may attempt to stop such disclosure or obtain a protective order concerning such disclosure. Recipient shall provide Company with written notice no less than five (5) days prior to the disclosure or use of any information of Company pursuant to this Section 2(c), subsections (i) through (v).

(d)    Recipient shall (i) notify Company immediately of any unauthorized possession, use or knowledge of the Confidential Information, (ii) promptly furnish Company full details of such possession, use or knowledge, and (iii) cooperate with Company against third parties as may be deemed necessary by Company to protect its proprietary rights in the Confidential Information.

3.    Term of Agreement. This Agreement shall be effective as of the date of first disclosure of Confidential Information and may be terminated, without cause, with respect to future disclosures upon thirty (30) days prior written notice to the other party; provide however, that all rights and obligations accrued prior to such termination shall survive the termination of this Agreement. Notwithstanding anything herein to the contrary, the nondisclosure obligations and restrictions on use with respect to any Confidential Information shall continue and bind Recipient for a period of five (5) years after the date of the last disclosure of Confidential Information hereunder except that the nondisclosure obligations and restrictions on use with respect to any Confidential Information that constitutes a trade secret shall continue in effect for so long as the Confidential Information remains a trade secret under applicable law. Any termination or expiration of this Agreement shall be without prejudice to the rights of Company against Recipient in respect of any claim or breach of any of the provisions of this Agreement.

4.    Return of Confidential Information. Recipient shall return to Company, or at Company’s request, destroy, and shall cause its Related Parties to return or destroy, the Confidential Information and all copies, transcriptions or other reproductions of and any notes relating to, the Confidential Information, including without limitation, any memoranda, photocopies, computer files and libraries, computer-generated data or other similar repositories or archives, upon (i) the accomplishment of the purpose for which the Confidential Information was provided, or (ii) receipt of a written notice from Company requesting return or destruction of the Confidential Information, and upon request, shall provide to Company written certification signed by an officer of Recipient that it has complied with the foregoing.

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5.    Ownership.

(a)    All Confidential Information is and shall remain the property of Company. By disclosing Confidential Information to Recipient, Company does not grant any express or implied right to Recipient to or under any patents, copyrights, trademarks, or trade secret information except as required to implement the Limited Purpose. Company reserves without prejudice the ability to protect its rights under any such patents, copyrights, trademarks, or trade secrets. Recipient shall not remove any proprietary, copyright, trade secret or other legend from any form of the Confidential Information. Recipient shall, at the reasonable written request of Company and at Company’s expense, add to the Confidential Information any proprietary, copyright, trade secret or other legend or modify the same, which Company deems necessary to protect its intellectual property rights. Without limiting the foregoing, Company shall retain all right, title, and interest in and to all forms of Confidential Information delivered or disclosed hereunder, including, without limitation, any patents, copyrights, trademarks, service marks, trade dress, logos, technical information, know-how, trade secrets, and any modifications or enhancements thereto (whether developed by Company, Recipient, any Related Party, or on either party’s behalf) or other intellectual property rights throughout the world, whether currently existing or hereafter developed or acquired, and all applications, disclosures and registrations with respect thereto (collectively, “IP Rights”). If Recipient or any third party engaged by Recipient is deemed to have any ownership interest or rights in any IP Rights in the Confidential Information, then Recipient, for no additional consideration, shall assign and/or cause such third party to assign, and Recipient does hereby assign, all of such ownership interest and rights exclusively and irrevocably to Company. Recipient shall cooperate with Company and shall cause to be executed all such instruments and documents as Company reasonably may request in connection with such assignments and shall do all other lawfully permitted acts reasonably required to further the intent of this Section 5; provided, however, this Agreement shall be effective regardless of whether any such additional documents are executed. Recipient shall not dispute or contest, directly or indirectly, Company’s right, title and interest in or to, or the validity and enforceability of, any IP Rights in the Confidential Information (including the attempt to register or record the same in any jurisdiction). Notwithstanding anything herein to the contrary, this Section 5 shall survive any termination or expiration of this Agreement.

(b)    Recipient may from time to time provide suggestions, comments or other feedback (“Feedback”) to Company with respect to the Confidential Information. Both parties agree that all Feedback is and shall be given entirely voluntarily. Recipient shall not give Feedback that is subject to license terms that seek to require any Company product, technology, service or documentation incorporating or derived from such Feedback, or any Company intellectual property, to be licensed or otherwise shared with any third party. Recipient hereby acknowledges and agrees that all Feedback shall be deemed Confidential Information of Company, subject to the obligations of confidentiality and restricted use provided under this Agreement. Furthermore, Recipient hereby acknowledges and agrees that Company shall have the exclusive right to use, disclose, reproduce, license or otherwise distribute, and exploit the Feedback as Company sees fit, entirely without obligation or restriction of any kind on account of intellectual property rights or otherwise.

6.    Accuracy and Completeness of Confidential Information. The disclosure of any Confidential Information to Recipient shall be solely in Company’s discretion. This Agreement shall not require Company to disclose any information or to require the consummation of any transaction in connection with which the Confidential Information is disclosed. Notwithstanding anything to the contrary, Company shall not be deemed to have made any representation or warranty to Recipient concerning the accuracy or completeness of any Confidential Information, except to the extent that such representation or warranty may be expressly set forth in a definitive written agreement concerning any subsequent business relationship.

7.    Independent Contractors. Neither this Agreement, nor any terms and conditions contained herein, will be construed as creating a partnership, joint venture, or agency relationship or as granting a franchise. The parties are independent contractors each acting for its own account, and neither is authorized to make any commitment or representation, express or implied, on the other’s behalf.

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8.    Remedies. Recipient acknowledges and agrees that Company would be irreparably harmed if any of the Confidential Information were to be disclosed to third parties, or if any use were to be made of the Confidential Information other than that specified in this Agreement, and further agrees that Company shall have the right to seek and obtain injunctive relief upon any violation or threatened violation of the terms of this Agreement without the necessity of posting bond or other security, in addition to all other rights and remedies available to Company at law or in equity. Any trade secrets of the Company will be entitled, to all of the protections and benefits under the applicable Uniform Trade Secrets Act and any other applicable law. If any information that Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information nevertheless will be considered Confidential Information for purposes of this Agreement. Recipient hereby waives any requirement that the Company submit proof of the economic value of any trade secret.

9.    Entire Agreement. This Agreement sets forth the complete and exclusive understanding of the parties regarding the subject matter of this Agreement and supersedes all prior agreements, understandings, and communications, oral or written, between the parties regarding the subject matter of this Agreement. This Agreement is not, however, intended to limit any rights that Company may have under trade secret, copyright, patent, trademark or other laws that may apply to the subject matter of this Agreement both during and after the term of this Agreement.

10.    Amendments. No amendment or waiver of any term of this Agreement shall be effective unless such amendment or waiver is in writing and is signed by each of the parties hereto.

11.    Assignment. Recipient shall not assign or transfer, in whole or in part and whether by contract or operation of law, this Agreement, or any rights or obligations hereunder, without the prior written consent of Company. Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of the parties and their respective representatives, successors and assigns.

12.    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than the State of Florida. Any suit to enforce any provision of this Agreement, or arising out of or based upon this Agreement, shall be brought exclusively in the United States District Court for the District of Florida or the District Court in and for the city of Sarasota and the County of Sarasota, State of Florida. Each party hereby agrees that such courts shall have in personam jurisdiction and venue with respect to such party, and each party hereby submits to the in personam jurisdiction and venue of such courts.

13.    Severability. If any provision of the Agreement shall be held by a court competent jurisdiction to be illegal, invalid or unenforceable, the parties’ hereby authorize the court to modify such provision to the minimum extent necessary to effectuate the parties intentions and the remaining provisions shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

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This Agreement has been executed as of the date first set forth above.

Sun Energy Solar, Inc.

By:	/s/ Richard C. Hall

Title:	CFO

Date:	3-28-07

Ken Juster

Signature:	/s/ Kenneth I. Juster

Printed:	Kenneth I. Juster

Date:	3/27/07

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